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                                                                   EXHIBIT 10.16

                             BUSINESS LOAN AGREEMENT

         This Agreement dated as of January 30, 2004, is between Bank of America, N.A. (the "Bank") and Pacific Sunwear of California, Inc., a California corporation (the "Borrower").

         1.       LINE OF CREDIT AMOUNT AND TERMS

                  1.1      Line of Credit Amount.

                           (a)      During the availability period described
below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the Commitment") is equal to the amount indicated for each period specified below:

                 PERIOD                          AMOUNT
--------------------------------------------- ------------
From the date of this Agreement through       $45,000,000
March 31, 2005

From April 1, 2005 through March 31, 2006     $50,000,000

From April 1, 2006 through April 1, 2007      $60,000,000

                           (b)      This is a revolving line of credit providing
for cash advances, letters of credit, and shipside bonds. During the availability period, the Borrower may repay principal amounts and reborrow them.

                           (c)      The Borrower agrees not to permit the
outstanding principal balance of the line of credit, shipside bonds and letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand. The Bank may apply payments received from the Borrower under this Paragraph to the obligations of the Borrower to the Bank in the order and manner as the Bank, in its discretion, may determine.

                  1.2 Availability Period. The line of credit is available between the date of this Agreement and April 1, 2007, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

                  1.3      Interest Rate.

                           (a)      Unless the Borrower elects an optional
interest rate as described below, the interest rate is a rate per year equal to the Bank's Prime Rate.

                           (b)      The Prime Rate is the rate of interest
publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other

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factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

                  1.4      Repayment Terms.

                           (a)      The Borrower will pay interest on February
1, 2004, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

                           (b)      The Borrower will repay in full all
principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

                  1.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rate listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rate is available:

                           (a)      the LIBOR Rate plus 1.0 percentage point.

                  1.6      Letters of Credit.

                           (a)      This line of credit may be used for
financing:

                                    (i)      commercial letters of credit with a
maximum maturity of 180 days but not to extend more than 120 days beyond the Expiration Date; provided, however, that each commercial letter of credit outstanding after the Expiration Date must be secured with collateral acceptable to the Bank. Each commercial letter of credit will require drafts payable at sight.

                                    (ii)     standby letters of credit with a
maximum maturity of 365 days but not to extend more than 365 days beyond the Expiration Date; provided, however, that each standby letter of credit outstanding after the Expiration Date must be secured with collateral acceptable to the Bank.

                                    (iii)    The amount of letters of credit
outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed the Commitment.

                                    (iv)     The letters of credit set forth on
Schedule 1.6 are outstanding from the Bank for the account of the Borrower. As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

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                           (b)      The Borrower agrees:

                                    (i)      any sum drawn under a letter of
credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

                                    (ii)     if an Event of Default has occurred
and is continuing under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

                                    (iii)    the issuance of any letter of
credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

                                    (iv)     to sign the Bank's form Application
and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

                                    (v)      to pay any issuance and/or other
fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

                                    (vi)     to allow the Bank to automatically
charge its checking account for applicable fees, discounts, and other charges.

                                    (vii)    to pay the Bank a non-refundable
fee equal to the greater of (aa) 1.50% per annum of the outstanding undrawn amount of each standby letter of credit or (bb) Three Hundred Dollars ($300.00), payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is an Event of Default which has occurred and is continuing under this Agreement, at the Bank's option upon written notice to the Borrower, the amount of the fee shall be increased to 3.50% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

                  1.7 Shipside Bonds. This line of credit up to a maximum face value outstanding of Five Million Dollars ($5,000,000) may be used for financing shipside bonds. The shipside bonds set forth on Schedule 1.7 are outstanding from the Bank for the account of the Borrower. As of the date of this Agreement, these shipside bonds shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement. The Borrower agrees:

                           (a)      any sum owed to the Bank under a shipside
bond may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

                           (b)      if an Event of Default has occurred and is
continuing under this Agreement, to immediately prepay and make the Bank whole for any outstanding shipside bonds.

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                           (c)      the issuance of any shipside bond is subject
to the Bank's express approval and must be in form and content satisfactory to the Bank.

                           (d)      to sign the Bank's application, security
agreement and other standard forms for shipside bonds, and to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing shipside bonds for the Borrower.

                           (e)      to allow the Bank to automatically charge
its checking account for applicable fees, discounts, and other charges.

         2.       OPTIONAL INTEREST RATES

                  2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

                  2.2 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

                           (a)      The interest period during which the LIBOR
Rate will be in effect will be one, two, three, six or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

                           (b)      Each LIBOR Rate Portion will be for an
amount not less than One Million Dollars ($1,000,000). Borrower may not elect to have more than six (6) LIBOR Rate Portions outstanding at any time.

                           (c)      The "LIBOR Rate" means the interest rate
determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                      LIBOR Rate =  London Inter-Bank Offered Rate
                                    ------------------------------
                                     (1.00 - Reserve Percentage)

Where,

                                    (i)      "London Inter-Bank Offered Rate"
means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or

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any successor page) at approximately 11:00 a.m. London time two (2) London
Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or any successor page), the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which the Bank's London Banking Center is open for business and dealing in offshore dollars.

                                    (ii)     "Reserve Percentage" means the
total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                           (d)      The Borrower shall irrevocably request a
LIBOR Rate Portion no later than 12:00 noon California time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

                           (e)      The Borrower may not elect a LIBOR Rate with
respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

                           (f)      Each prepayment of a LIBOR Rate Portion,
whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

                           (g)      The prepayment fee shall be in an amount
sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

                           (h)      The Bank will have no obligation to accept
an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                                    (i)      Dollar deposits in the principal
amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

                                    (ii)     the LIBOR Rate does not accurately
reflect the cost of a LIBOR Rate Portion.

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         3.       FEES AND EXPENSES

                  3.1      Fees.

                           (a)      Unused Commitment Fee. The Borrower agrees
to pay a fee on any difference between Commitment and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.20% per year. The calculation of credit outstanding shall include undrawn amounts of letters of credit and shipside bonds. The fee will be payable quarterly in arrears until expiration of the availability period.

                           (b)      Waiver Fee. If the Bank, at its discretion,
agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

                           (c)      Late Fee. To the extent permitted by law,
the Borrower agrees to pay a late fee in an amount not to exceed two percent (2%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

                  3.2 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, appraisal and search fees, and documentation fees.

                  3.3 Reimbursement Costs. The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

         4.       DISBURSEMENTS, PAYMENTS AND COSTS

                  4.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

                  4.2      Disbursements and Payments.

                           (a)      Each payment by the Borrower will be made in
immediately available funds by direct debit to deposit account number 14585-25065 as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower's statement or at one of the Bank's banking centers in the United States.

                           (b)      Each disbursement by the Bank and each
payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

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                  4.3      Telephone and Telefax Authorization.

                           (a)      The Bank may honor telephone or telefax
instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

                           (b)      Advances will be deposited in and repayments
will be withdrawn from the Borrower's account number 14585-25065, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

                           (c)      The Borrower will indemnify and hold the
Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

                  4.4      Direct Debit (Pre-Billing).

                           (a)      The Borrower agrees that the Bank will debit
the Borrower's deposit account number 14585-25065, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date").

                           (b)      Prior to each Due Date, the Bank will mail
to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed upon from time to time by the Bank and the Borrower. The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

                           (c)      The Bank will debit the Designated Account
for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                                    (i)      If the Billed Amount is less than
the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

                                    (ii)     If the Billed Amount is more than
the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

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         Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

                           (d)      The Borrower will maintain sufficient funds
in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

                  4.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

                  4.6      Taxes.

                           (a)      If any payments to the Bank under this
Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty
(30) days after the due date.

                           (b)      Payments made by the Borrower to the Bank
will be made without deduction of United States withholding or similar taxes. If the Borrower is required to pay U.S. withholding taxes, the Borrower will pay such taxes in addition to the amounts due to the Bank under this Agreement. If the Borrower fails to make such tax payments when due, the Borrower indemnifies the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.

                           (c)      Any assignee or successor to the Bank that
is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, on or before the effective date of any assignment pursuant to which it becomes a successor or assign to the Bank and on the request of the Borrower, (i) deliver to the Borrower two duly completed copies of United States Internal Revenue Service Form W-8ECI or W-8BEN or any successor form, certifying in either case that such Person is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Borrower a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to the Borrower (1)

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renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (2) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional form or amendments thereto as may be reasonably requested by the Borrower. All forms or amendments described in the preceding sentence shall certify that such Person is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred after the relevant date and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Person from duly completing and delivering any such form or amendment with respect to it and such Person advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                           (d)      For any period during which a Non-U.S.
Lender has failed to provide the Borrower with an appropriate form pursuant to clause (c) above (unless such failure is due to a change after the relevant date in any treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to receive any payment or indemnification under this Agreement with respect to taxes; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to taxes because of its failure to deliver a form required under clause (c) above, the Borrower shall take (at the expense of such person) such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such taxes.

                           (e)      Any Person that is entitled to an exemption
from or reduction of withholding tax with respect to payments under this Agreement pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

                           (f)      If the U.S. Internal Revenue Service or any
other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Borrower did not properly withhold tax from amounts paid to or for the account of any successor or assign of the Bank (because the appropriate form was not delivered or properly completed, because such Person failed to notify the Borrower of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Person shall indemnify the Borrower fully for all amounts paid, directly or indirectly, by the Borrower as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Borrower under this subsection, together with all costs and expenses related thereto.

                  4.7 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The

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costs and losses will be allocated to the loan in a manner determined by the
Bank, using any reasonable method. The costs include the following:

                           (a)      any reserve or deposit requirements; and

                           (b)      any capital requirements relating to the
Bank's assets and commitments for credit.

                  4.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

                  4.9 Default Rate. Upon the occurrence and during the continuance of any Event of Default under this Agreement, following written notice from the Bank, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 2.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

                  4.10 Interest Compounding. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank's Prime Rate plus 2.0 percentage point(s). This may result in compounding of interest.

         5.       CONDITIONS

                  The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

                  5.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower and each guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

                  5.2 Governing Documents. A copy of the articles of incorporation or organization for the Borrower and each guarantor.

                  5.3 Guaranty. A limited guaranty ("Guaranty") signed by Pacific Sunwear Stores Corp. and Shoppacsun.com Corp.

                  5.4 Good Standing. Certificates of good standing for the Borrower and each guarantor from its state of formation and from any other state in which the Borrower and each guarantor is required to qualify to conduct its business.

                  5.5 Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

                  5.6 Other Items. Any other items that the Bank reasonably requires.

         6.       REPRESENTATIONS AND WARRANTIES

                  When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

                  6.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized. Each subsidiary of the Borrower, including without limitation, the subsidiaries set forth on Exhibit A hereto (individually a "Subsidiary" and collectively, the "Subsidiaries"), is a corporation or a limited liability company duly formed and existing under the laws of the state where organized. Each Guarantor is a corporation or limited liability company duly formed and existing under the laws of the state where organized.

                  6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers. The execution, delivery and performance of each guarantor of the Guaranty is within its corporate powers, has been duly authorized and does not conflict with any of its organizational papers.

                  6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder from the Borrower or any guarantor, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting enforcement of creditors' rights generally or by general equitable principles.

                  6.4 Good Standing. In each state in which the Borrower, each guarantor and each Subsidiary does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except where the failure to do so would not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

                  6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower, any guarantor or any Subsidiary is bound.

                  6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).

                  6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any Subsidiary which, if lost, would impair the Borrower's

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and its Subsidiaries financial condition taken as a whole or ability to repay the loan, except as have been disclosed in writing to the Bank.

                  6.8 Permits, Franchises. The Borrower and each Subsidiary possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, except where the failure to own or possess any of the foregoing would not have a material adverse effect on the financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

                  6.9 Other Obligations. Neither the Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

                  6.10 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax in excess of Two Hundred Fifty Thousand Dollars ($250,000) for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

                  6.11 No Tax Avoidance Plan. The Borrower's obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

                  6.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

                  6.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

                  6.14 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

                  6.15     ERISA Plans.

                           (a)      Each Plan (other than a multiemployer plan)
is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, except to the extent that any non-compliance would not result in a material liability of Borrower. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification in any case where the failure to be qualified would result in a material liability of Borrower. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, except to the extent that any failure to fulfill such obligation would not result in a material liability of Borrower, and has not incurred any material liability with respect to any Plan under Title IV of ERISA.

                           (b)      There are no claims, lawsuits or actions
(including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

                           (c)      With respect to any Plan subject to Title IV
of ERISA:

                                    (i)      No reportable event has occurred
under Section 4043(c) of ERISA for which the PBGC requires 30-day notice, which would result in a material liability of Borrower.

                                    (ii)     No action by the Borrower or any
ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, which termination or withdrawal would result in a material liability of Borrower.

                                    (iii)    No termination proceeding has been
commenced with respect to a Plan under Section 4042 of ERISA, and to Borrower's knowledge, no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

                           (d)      The following terms have the meanings
indicated for purposes of this Agreement:

                                    (i)      "Code" means the Internal Revenue
Code of 1986, as amended from time to time.

                                    (ii)     "ERISA" means the Employee
Retirement Income Security Act of 1974, as amended from time to time.

                                    (iii)    "ERISA Affiliate" means any trade
or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

                                    (iv)     "PBGC" means the Pension Benefit
Guaranty Corporation.

                                    (v)      "Plan" means a pension,
profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

         7.       COVENANTS

                  The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

                  7.1 Use of Proceeds. To use the proceeds of the credit only for working capital, capital expenditures, general corporate purposes and for the issuance of letters of credit and shipside bonds.

                  7.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

                           (a)      Within 90 days of the Borrower's fiscal year
end, the Borrower's annual financial statements or Form 10-K Annual Report filed with the Securities and Exchange Commission. These financial statements must be audited (with an unqualified opinion) by Deloitte & Touche or other Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

                           (b)      Within 45 days of the period's end, the
Borrower's quarterly financial statements or Form 10-Q Quarterly Report filed with the Securities and Exchange Commission, certified and dated by an authorized officer of the Borrower. These financial statements may be company prepared and shall be prepared on a consolidated basis.

                           (c)      Within 120 days of the Borrower's fiscal
year end, projections of the Borrower's consolidated financial statements for the succeeding calendar years (through the maturity of the credit facilities provided under this Agreement) on a quarterly basis for the next fiscal year and annually thereafter. These projections may be Borrower prepared.

                           (d)      Within the period(s) provided in (a) and (b)
above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower in substantially the form of Exhibit B hereto, setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and
(ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

                           (e)      Promptly upon the Bank's request, such other
books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank as the Bank may request.

                  7.3 EBITDA. To maintain on a consolidated basis EBITDA equal to at least $85,000,000.

"EBITDA" means net profit before taxes, plus interest expense, depreciation, amortization and any impairment of goodwill as required by generally accepted accounting principles. This covenant will be calculated at the end of each quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

                  7.4 Total Liabilities to Tangible Net Worth. To maintain on a consolidated basis a ratio of Total Liabilities (excluding Subordinated Liabilities) to Tangible Net Worth not exceeding 0.80:1.0. This covenant will be calculated at the end of each fiscal quarter.

"Total Liabilities" means the sum of current liabilities plus long term liabilities.

"Subordinated Liabilities" means liabilities subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank, using the Bank's standard form.

"Tangible Net Worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles and monies due from affiliates, officers, directors, employees, or shareholders of the Borrower), plus Subordinated Liabilities, less Total Liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

                  7.5 Paydown Period. To reduce the amount of advances outstanding under this Agreement to zero for at least 30 consecutive days during any rolling twelve-month period. For purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit or shipside bonds.

                  7.6 Other Debts. The Borrower shall not and shall not permit any Subsidiary to have outstanding or incur any Indebtedness (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

                           (a)      Acquiring goods, supplies, or merchandise on
normal trade credit.

                           (b)      Endorsing negotiable instruments received in
the usual course of business.

                           (c)      Obtaining surety bonds in the usual course
of business.

                           (d)      Additional capital lease obligations for the
acquisition of fixed assets not to exceed Fifteen Million Dollars ($15,000,000) in the aggregate.

                           (e)      Indebtedness of Borrower to any of its
wholly-owned Subsidiaries, and any wholly-owned Subsidiary of Borrower may become and remain liable with respect to indebtedness to Borrower or other wholly-owned Subsidiaries of Borrower.

                           (f)      Additional Indebtedness for business
purposes that does not exceed Fifteen Million Dollars ($15,000,000) in the aggregate.

For purposes hereof "Indebtedness", as applied to Borrower and any Subsidiary, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with generally accepted accounting principles, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any lien on any property or asset owned or held by such party regardless of whether the indebtedness secured thereby shall have been assumed by such party or is nonrecourse to the credit of such party.

                  7.7 Other Liens. The Borrower shall not, and shall not permit any Subsidiary to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower or any Subsidiary now or later owns, except: (a) deeds of trust and security agreements in favor of the Bank; (b) liens for taxes, assessments, levies or other governmental charges not yet due (subject to applicable grace periods) or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary, as the case may be, in accordance with generally accepted accounting principles; (c) carriers', warehousemen's, mechanics', landlords', vendor's, materialmen's, repairmen's, sureties' or other like liens arising in the ordinary course of business (or deposits to obtain the release of any such lien); (d) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (e) deposits to secure insurance in the ordinary course of business, the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, licenses, franchises, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) easements, rights-of-way, covenants, reservations, exceptions, encroachments, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole; and (g) liens securing Indebtedness permitted under Section 7.6(d) and (f). The Borrower hereby acknowledges and agrees that it will not enter into any agreement with any other creditor, lender or other person that would have the effect of prohibiting or otherwise limiting the ability of the Borrower at any time to pledge any or all of its assets to the Bank without first obtaining the prior written consent from the Bank.

                  7.8 Loans to Officers or Affiliates. Not to make any loans, advances or other extensions of credit (including extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services) to any of the Borrower's executives, officers, directors or shareholders (or any relatives of any of the foregoing), or to any affiliated entities, in excess of One Million Dollars ($1,000,000) in the aggregate outstanding at anytime, or to any affiliated entities of the Borrower or any subsidiary, except for intercompany loans permitted under Section 7.6(e).

                  7.9 Capital Expenditures. Not to spend more than One Hundred Million Dollars ($100,000,000) in any fiscal year to acquire fixed assets.

                  7.10 Dividends. Not to declare or pay any dividends on any of its shares, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, except:

                           (a)      dividends payable in its capital stock;

                           (b)      restricted stock purchases in accordance
with any of Borrower's stock plans, not in excess of Ten Thousand Dollars ($10,000) in any one fiscal year.

                           (c)      capital stock repurchases not in excess of
Fifty Million Dollars ($50,000,000) in the aggregate at any time; provided that, after giving effect to such stock repurchase (i) no Event of Default under this Agreement has occurred and is continuing, and (ii) Borrower has not less than Fifty Million Dollars ($50,000,000) in Unencumbered Liquid Assets. For the purposes of this Agreement, "Unencumbered Liquid Assets" means the following assets (excluding assets of any retirement plan) which (1) are not the subject of any lien, pledge, security interest or other arrangement with any creditor to have his claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the Borrower, and (2) may be converted to cash within five
(5) days:

                                    (A)      Cash or cash equivalents held in
                                    the United States;

                                    (B)      United States Treasury or
                                    governmental agency obligations which
                                    constitute full faith and credit of the
                                    United States of America;

                                    (C)      Commercial paper rated P-1 or A1 by
                                    Moody's or S & P, respectively;

                                    (D)      Medium and long-term securities
                                    rated investment grade by one of the rating agencies described in (C) above;

                                    (E)      Eligible Stocks;

                                    (F)      Mutual funds quoted in The Wall
                                    Street Journal which invest primarily in the assets described in (A) - (E) above.

                                    "Eligible Stocks" includes any common or preferred stock which (i) is not subject to statutory or contractual restrictions on sales, (ii) is traded on a U. S. national stock exchange or included in the National Market tier of NASDAQ, and (iii) has, as of the close of trading on the applicable exchange (excluding after hours trading), a per share price of at least Fifteen Dollars ($15.00).

                                    If more than 25% of the value of
                                    Unencumbered Liquid Assets is represented by margin stock, the Borrower will, upon the Bank's request, provide the Bank a Form U-1 Purpose Statement confirming that none of the proceeds of the loan will be used to buy or carry any margin stock.

                  7.11 Notices to Bank. To promptly notify the Bank in writing of:

                           (a)      any lawsuit over Five Million Dollars
($5,000,000) against the Borrower, any Subsidiary or any guarantor.

                           (b)      any substantial dispute involving a claim of
Two Million Dollars ($2,000,000) or more between the Borrower, any Subsidiary or any guarantor and any government authority.

                           (c)      any event of default under this Agreement,
or any event which, with notice or lapse of time or both, would constitute an event of default.

                           (d)      any material adverse change in the business
condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries taken as a whole, or in the Borrower's ability to repay the credit.

                           (e)      any change in the Borrower's name, legal
structure, place of business, or chief executive office if the Borrower has more than one place of business.

                           (f)      any actual contingent liabilities of the
Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Five Million Dollars ($5,000,000) in the aggregate.

                           (g)      the receipt of any notice or communication
which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower and its Subsidiaries taken as a whole, regarding (i) any threatened or pending investigation or enforcement action by any governmental authority or any other claim relating to health, safety, the environment, or any hazardous substances with regard to the property, activities, or operations of the Borrower or any Subsidiary or (ii) any belief or suspicion of the Borrower or any Subsidiary that hazardous substances exist on or under the real property of the Borrower or any Subsidiary.

                  7.12 Books and Records. To maintain adequate books and records.

                  7.13 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. Prior to the occurrence and continuance of any Event of Default, the Bank agrees to give reasonable prior notice to Borrower of its desire to conduct any inspection or audit. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

                  7.14 Compliance with Laws. To comply, and cause each Subsidiary to comply, with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business and the business of each Subsidiary, except where the failure to comply will not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

                  7.15 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower and each subsidiary now has, except where the failure to maintain the foregoing will not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

                  7.16 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties and the properties of its Subsidiaries in good working condition, except where the failure to do so will not have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

                  7.17 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

                  7.18     Insurance.

                           (a)      General Business Insurance. To maintain
insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's and its Subsidiaries properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's and its Subsidiaries business.

                           (b)      Marine and War Insurance. To maintain a
marine and war insurance policy for any shipment where the seller is not insuring the goods in transit. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in form acceptable to the Bank.

                           (c)      Evidence of Insurance. Upon the request of
the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

                  7.19 Additional Negative Covenants. The Borrower shall not and shall not permit any Subsidiary to, without the Bank's written consent:

                           (a)      engage in any business activities
substantially different from the present business of the Borrower and its Subsidiaries.

                           (b)      liquidate or dissolve the business of the
Borrower or any Subsidiary, except with or into Borrower or its wholly-owned Subsidiaries.

                           (c)      enter into any consolidation, merger, or
other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company involving a capital contribution in excess One Million Dollars ($1,000,000) in any fiscal year, except any Subsidiary of the Borrower may be merged with or into the Borrower or any Subsidiary of Borrower and in connection with any acquisitions permitted under Section 7.20.

                           (d)      sell, assign, lease, transfer or otherwise
dispose of any assets for less than fair market value, or enter into any agreement to do so, except as permitted in (f) below. For the purpose of this Paragraph, "fair market value" shall mean the fair market value of such assets as reasonably determined by the Board of Directors of Borrower, provided that at the time of such disposition no such Event of Default shall exist or shall result from such disposition.

                           (e)      sell, assign, lease, transfer or otherwise
dispose of all or a substantial part of the business or the assets of the Borrower and its Subsidiaries, taken as a whole.

                           (f)      except as permitted by (d) above, sell,
assign, lease, transfer or otherwise dispose of any assets, or enter into any agreement to do so, except:

                                    (i)      dispositions of inventory, or used,
worn-out or surplus equipment, all in the ordinary course of business;

                                    (ii)     the sale of equipment to the extent
that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

                           (g)      enter into any sale and leaseback agreement
covering any of its fixed assets; and

                           (h)      voluntarily suspend all or a substantial
part of its business operations.

                  7.20     Acquisitions.

                           (a)      The Borrower shall not, and shall not permit
any Subsidiary to, without the Bank's written consent, acquire or purchase a business or all or substantially all of its assets for a consideration including assumption of direct or contingent debt, and the up-front purchase price (including stock and cash portions), in excess of Twenty Million Dollars ($20,000,000) in any fiscal year, provided that the revenues of the entity being acquired do not exceed One Hundred Million Dollars ($100,000,000.00) in any fiscal year.

                           (b)      Notwithstanding anything to the contrary set
forth herein, Borrower shall not, and shall not use the proceeds of any credit facilities under this Agreement, to purchase or otherwise acquire any shares of any corporation or association or any interest in any other business entity (i) if such entity is not engaged in a business similar to the businesses of the Borrower and its Subsidiaries and (ii) if such purchase or acquisition is opposed by such entity's board of directors or other governing body or by a shareholder or shareholders controlling a significant portion of the voting shares of such entity or to make such purchase or acquisition with knowledge of facts or circumstances that such purchase or acquisition is likely to be hostile or unfriendly.

                           (c)      Prior to the consummation of any acquisition
otherwise permitted under this Section 7.20, Bank shall receive the following, in form and substance satisfactory to Bank: (aa) a certificate of the Borrower stating (i) that no Event of Default has occurred and is continuing, and (ii) information and computations (in sufficient detail) to establish compliance by the Borrower with all financial covenants after giving effect to such acquisition.

                  7.21 Investments. Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

                           (a)      Existing investments disclosed to the Bank
in writing.

                           (b)      Investments in the Borrower's current
subsidiaries.

                           (c)      Investments in any of the following:

                                    (i)      certificates of deposit;

                                    (ii)     U.S. treasury bills and other
obligations of the federal government;

                                    (iii)    readily marketable securities
(including commercial paper, but excluding restructured stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

                           (d)      Investments that do not exceed an aggregate
amount of Ten Million Dollars ($10,000,000.00) outstanding at any one time.

                  7.22 ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

                  7.23 Additional Guarantors. Promptly notify the Bank at the time that any entity becomes a subsidiary, and promptly thereafter (and in any event within 30 days), cause such entity to (a) become a guarantor by executing and delivering to the Bank a counterpart of the Guaranty and (b) deliver to the Bank evidence of the legality, validity, binding effect and enforceability of the documentation referred to in clause (a), all in form and content acceptable to the Bank.

         8.       HAZARDOUS SUBSTANCES

                  8.1 Indemnity Regarding Hazardous Substances. The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

                  8.2 Definition of Hazardous Substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

         9.       DEFAULT

                  If any of the following events (each an "Event of Default") occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an Event of Default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

                  9.1 Failure to Pay. The Borrower fails to make any principal payment when due under this Agreement or fails to make a payment of interest, any fee or other sum under this Agreement within five (5) days of the date when due.

                  9.2 False Information. The Borrower or any guarantor has given the Bank information or representations that are false or misleading in any material respect.

                  9.3 Bankruptcy. The Borrower, any guarantor or any Subsidiary files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any guarantor or any Subsidiary or the Borrower or any guarantor or any Subsidiary makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower or any guarantor or any Subsidiary is dismissed within a period of 30 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

                  9.4 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower's or any guarantor's or any Subsidiary's business, or the business is terminated, or any guarantor is liquidated or dissolved.

                  9.5 Judgments. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage, and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days.

                  9.6 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

                  9.7 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

                  9.8 Cross-default. Any default occurs and is continuing under any agreement in connection with any credit the Borrower or any guarantor or any Subsidiary has obtained from anyone else or which the Borrower or any guarantor or any of the Borrower's Subsidiaries has guaranteed, in the aggregate amount of One Million Dollars ($1,000,000) or more, if the effect of such default is to cause, or to permit the holder or holders of that indebtedness to cause such indebtedness to become or be declared due and payable prior to its stated maturity (upon the giving of notice, lapse of time, or both, or otherwise).

                  9.9 Default under Related Documents. Any default occurs under any guaranty, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

                  9.10 Other Bank Agreements. The Borrower or any guarantor or any Subsidiary fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower or any guarantor or any of the Borrower's Subsidiaries has with the Bank or any affiliate of the Bank, and such default shall not have been remedied or waived within 30 days after receipt by the Borrower of written notice from the Bank of such default.

                  9.11 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

                           (a)      A reportable event shall occur under Section
4043(c) of ERISA with respect to a Plan.

                           (b)      Any Plan termination (or commencement of
proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

                  9.12     Other Breach Under Agreement.

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

                           (a)      Failure of Borrower to perform or comply
with any term or condition contained in Sections 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.19 or 7.20 of this Agreement; or

                           (b)      Borrower shall default on the performance of
or compliance with any term contained in this Agreement, other than any such term referred to in any other subsection of this Section 9, and such default shall not have been remedied or waived within 30 days after receipt by Borrower of written notice from the Bank of such default; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

                  9.13 Change of Control. There occurs any Change of Control with respect to the Borrower. For the purposes of this Section 9.13, "Change of Control" means, with respect to the Borrower, an event or series of events by which:

                           (a)      any "person" or "group" (as such terms are
used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and, taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

                           (b)      during any period of 12 consecutive months,
other than by reason of removal and/or replacement of any member(s) upon death, retirement, or disability, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals: (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

         10.      ENFORCING THIS AGREEMENT; MISCELLANEOUS

                  10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

                  10.2 California Law. This Agreement is governed by California law.

                  10.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

                  10.4     Arbitration and Waiver of Jury Trial.

                           (a)      This paragraph concerns the resolution of
any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").

                           (b)      At the request of the Borrower or the Bank,
any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

                           (c)      Arbitration proceedings will be determined
in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

                           (d)      The arbitration shall be administered by
JAMS and conducted in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

                           (e)      The arbitrator(s) will have the authority to
decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

                           (f)      This paragraph does not limit the right of
the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

                           (g)      The procedure described above will not apply
if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, both the Borrower and the Bank must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or the presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                           (h)      The filing of a court action is not intended
to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

                                    (i)      By agreeing to binding arbitration,
the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

                  10.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

                  10.6 Administration Costs. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement, promptly upon receipt of written notification of such costs from the Bank.

                  10.7 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

                  10.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

                           (a)      represent the sum of the understandings and
agreements between the Bank and the Borrower concerning this credit;

                           (b)      replace any prior oral or written agreements
between the Bank and the Borrower concerning this credit; and

                           (c)      are intended by the Bank and the Borrower as
the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

                  10.9 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit; provided that this Section 10.9 shall not apply to loss, liability, damages, judgments and costs of any kind resulting from the gross negligence or willful misconduct of the Bank. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

                  10.10 Confidentiality. The Bank shall hold all nonpublic information obtained pursuant to the requirements of this Agreement from the Borrower in accordance with such Bank's customary procedures for handling confidential information of this nature and in accordance with safe and sound lending practices, and shall use such nonpublic information only in connection with the negotiation, execution, administration, enforcement, assignment and participation of the transactions contemplated hereunder and the matters contemplated hereby and by the other loan documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any of its Subsidiaries, provided that the Bank in any event may make disclosure (a) if such information was or becomes generally available to the public other than by disclosure by the Bank, (b) was or becomes available on from a non-confidential basis from a source other than the Borrower, (c) to any of its legal or financial advisors or as reasonably required by a bona fide offeree, transferee or participant in connection with any contemplated transfer or participation or any recipient reasonably acceptable to the Borrower or as required or requested by an governmental or regulatory agency or representative thereof or pursuant to legal process or other requirement of law or order or as reasonably required in any litigation to which the Bank is a party, (d) to the extent reasonably required in connection with the enforcement of this Agreement or any other loan document and (e) to their affiliates, so long as any such legal or financial advisor, offeree, transferee or participant or other approved recipient shall be made aware of the provisions of this Section 10.10 and shall undertake to comply (and undertake to each of any of its offerees, transferees or participants or other approved recipient to comply) with this Section 10.10.

                  10.11 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications sent by
(a) first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail, postage prepaid,
(b) overnight courier shall be deemed delivered on the next business day, and
(c) telecopy shall be deemed delivered when transmitted.

                  10.12 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

                  10.13 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

                  10.14 Prior Agreement Superseded. This Agreement supersedes the Business Loan Agreement entered into as of April 3, 2001, as amended, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.                     Pacific Sunwear of California, Inc.

By_______________________                 By_________________________
Typed Name_______________                 Typed Name_________________
Title____________________                 Title__________________________

                                          By_________________________
                                          Typed Name_________________
                                          Title__________________________

Address where notices to                  Address where notices to
the Bank are to be sent:                  the Borrower are to be sent:

675 Anton Boulevard, 2nd Floor            3450 East Miraloma Avenue
Costa Mesa, California  92626             Anaheim, California  92806

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